Exhibit 99.1

MIDDLESEX WATER ANNOUNCES PRICING OF COMMON STOCK OFFERING

         ISELIN, NJ - November 3, 2006 -- Middlesex Water Company (NASDAQ: MSEX) (the "Company") announced today that it has priced an underwritten public offering of 1,300,000 shares of its common stock at a price to the public of $18.46 per share. The underwriters have a 30-day over-allotment option to purchase up to an additional 195,000 shares. The offering is expected to close on November 8, 2006.
         The proceeds of the offering will be used to repay in full all of the Company's outstanding short-term borrowings and to partially finance its ongoing construction program.
         The managing underwriters for the offering are Janney Montgomery Scott LLC and A.G. Edwards & Sons, Inc. The offering will be made only by means of a prospectus. A copy of the final prospectus related to the offering can be obtained when available by contacting Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@jmsonline.com.
         The shares of common stock were sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. The shares are only offered by means of the prospectus related to this offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
         Middlesex Water Company, organized in 1897, is an investor-owned water utility and together with its subsidiaries, is engaged in the business of collecting, treating, distributing and selling water for domestic, commercial, industrial and fire protection purposes in New Jersey and Delaware. The Company also provides waste water systems and services in New Jersey and Delaware.
For more information, contact:
Bernadette Sohler, Director of Communications (732) 634-1500, Ext. 281